Exhibit 10.16

March 8, 2013
Cameron Hicks
[ADDRESS OMITTED]
[ADDRESS OMITTED]

Dear Cameron:
On behalf of Teleflex Incorporated (the “Company”), I am pleased to confirm our offer of employment as Vice President, Global Human Resources. Your starting date is Monday, April 8, 3013. You will be based at our corporate facility in Limerick, Pennsylvania and report directly to Benson F. Smith, Chairman, President and CEO.
The key provisions of the offer package are as follows:
Base Salary:  Your compensation package includes a bi-weekly salary of $10,576.92, which amounts to an annualized salary of $275,000.00.

Employee Benefits:  You are eligible to sign up for benefits coverage on the first day of the month following the date your employment begins. You will have the option to enroll in medical, dental, and vision coverage, employee assistance program, 401(k) and short and long-term disability. In addition, your benefits package also includes $500,000 in life insurance coverage and 4 weeks of vacation.

Under the company’s current executive benefit policy subject to the company’s discretion, you will receive an auto allowance of $800.00 per month, which is treated as taxable income.

Annual Incentive Plan (AIP): In addition to your base salary, you will be eligible to participate in the Annual Incentive Plan (AIP) with a target payout of 40% of your base salary. You will be eligible for full year participation in 2013. This Plan is designed to provide an annual cash incentive award to eligible exempt employees, subject to achievement of certain performance criteria established on an annual basis. I will work with you to establish these goals for the remainder of 2013.

Restricted Stock and Options: In recognition of your forgone 2013 Teleflex annual grant, you will be recommended for a grant of $146,000 (approximately 6,621 shares in Stock Options vesting 1/3 per year for three years, and approximately 717 shares of Restricted Stock vesting 100% on a 3 year cliff basis). In recognition of your unvested outstanding equity at your current employer, you also will be recommended for a new hire grant of $100,000 in Restricted Stock, vesting 100% on a 1 year cliff basis, and $150,000 in Stock Options vesting 1/3 per year for three years. Grants are subject to approval at a future meeting of the Compensation Committee of the Company’s Board of Directors after your employment date. The final number of Shares / Options will be determined based on an internal value calculation on the date of the grants. Fidelity Investments, our stock plan administrator, will send you a welcome packet shortly after your grant is approved. It will include details on activating your account to view plan documents and vesting details. You will also be eligible for future grants based on your performance and the Company’s financial performance beginning in February 2014. Your guideline for future annual grants, subject to the discretion of the Compensation Committee, will be approximately $150,000 in Stock Options (65%) and Restricted Stock (35%).

While the Company does not currently have an approved policy in respect to executive severance agreements for corporate officers, your offer includes a commitment to pay you nine (9) months seve3rance in an amount equal to continued salary payable in installments consistent with existing payroll practices and to continue your medical and dental benefits for such nine (9) month period under terms and conditions in effect immediately prior to your termination. This severance obligation will be in lieu of any other severance obligation by the Company under existing Company practices or policies.
This offer of employment is contingent upon your successful completion of a background check and a drug test.  Neither this offer nor any other written or verbal communication is intended to create a contract of employment or a promise of long-term employment.  All employment with Teleflex is at-will.  As a condition of employment, you will be required to sign an acknowledgement form stipulating compliance with the Teleflex Code of Ethics Program, as well as a copy of our standard form agreement covering confidentiality, assignment of inventions, and competition.
Cam, we are excited and pleased to extend this offer to you and look forward to having you join Teleflex. We believe you will make a significant contribution to our growth and future success. I sincerely hope that you are excited about this offer and opportunity to join the Teleflex Team.
Sincerely,
/s/ Laurence G. Miller
Laurence G. Miller
EVP, General Counsel, Secretary & CAO

Acceptance of Offer:

/s/ Cameron Hicks March 11, 2013

Cameron Hicks Date